Exhibit 99.1

FOR IMMEDIATE RELEASE

CENTRAL GARDEN & PET COMPANY ANNOUNCES FISCAL 2011 SECOND

QUARTER RESULTS

Second Quarter Sales increase 10 Percent to $485.7 million; Diluted EPS $0.54 per share

WALNUT CREEK, CALIFORNIA, May 4, 2011 – Central Garden & Pet Company (NASDAQ: CENT) (NASDAQ:CENTA), a leading innovator, marketer and producer of quality branded products for the lawn and garden and pet supplies markets, today reported financial results for its second quarter ended March 26, 2011.

The Company reported second quarter net sales of $485.7 million, an increase of 10 percent over the same period a year ago. Strong net sales growth in its Garden Products segment contributed significantly to the overall increase. The Company reported operating income of $59.6 million, compared to operating income of $60.5 million in the comparable 2010 period, impacted by rising raw material input costs and the Company’s continued strategic investments in marketing and brand building activities. Net interest expense was $9.3 million compared to $9.8 million in the year-ago period. Net income for the quarter totaled $31.8 million, or $0.54 per fully diluted share, compared with net income of $31.6 million, or $0.49 per fully diluted share, in the second quarter of 2010, on fewer shares outstanding.

“Our revenues have continued to grow,” said Bill Brown, Chairman and Chief Executive Officer. “We are especially pleased with the strong growth demonstrated by our Garden business this quarter, led by our premium grass seed and our garden chemical and control products. Although our revenues grew again this quarter, our earnings were impacted by the continued rise in input costs and by our strategic investment in brand building, which enhances consumer awareness of the quality and benefits of our products.” Brown added, “Innovation continues to be a key focus for our organization. As we plan our future, we are confident that the strength of our product portfolio, financial discipline and the dedication of our talented team strongly position us for continued, profitable long-term growth.”

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Branded product sales increased $49.4 million, or 13 percent, to $417.3 million in the second quarter of 2011. Sales of other manufacturers’ products were $68.4 million, a decrease of $5.6 million compared to the year ago period. The Garden Products segment’s branded product sales increased $46.2 million or 25 percent to $231.3 million, and sales of other manufacturers’ products were $29.0 million, a decrease of $5.5 million compared to the second quarter of 2010. The Pet Products segment’s branded product sales were $186.0 million, an increase of $3.2 million, and sales of other manufacturers’ products were $39.4 million, relatively flat compared to the second quarter of 2010.

Net sales for the Garden Products segment in the second quarter were $260.3 million, an increase of 19 percent from $219.6 million in the second quarter of 2010. The Garden Product segment’s operating income was $46.9 million compared to operating income of $36.8 million in the year ago period. Net sales for the Pet Products segment were $225.4 million, an increase of 1 percent compared to $222.3 million in the year ago period. Operating income for the Pet Products segment totaled $23.3 million, compared to $34.8 million in the year ago period, impacted by rising raw material input costs and strategic investments in activities to build the Company’s brands.

At March 26, 2011, the Company’s cash and short term investments balance was $26.5 million. Depreciation and amortization expense was $7.2 million in the second quarter of 2011, consistent with the second quarter of the prior year. The quarter ending total leverage ratio, as defined in the Company’s credit agreement, was 3.5x. During the second quarter, the Company repurchased $39 million of its common stock as part of its $100 million share repurchase program, approved by the Board of Directors in July 2010.

For the six months ending March 26, 2011, the Company reported net sales of $767.4 million, an increase of 8 percent, compared to $711.2 million in the comparable 2010 period. Branded products sales equaled $647.6 million, up 10 percent over the comparable 2010 period. Sales of other manufacturers’ products decreased 3 percent to $119.8 million. Operating income for the period was $53.1 million compared to $61.0 million in the prior year. Net income for the six months ended March 26, 2011 was $22.2 million compared to $28.7 million in the comparable 2010 period. Earnings per diluted share were $0.37 compared to $0.43 per share per fully diluted share in the year ago period.

Conference Call

The Company will host a conference call today at 4:30 p.m. Eastern Time / 1:30 p.m. Pacific Time to discuss its second quarter results. The conference call will be accessible via the internet through Central’s website, http://www.central.com.

To access the webcast link, log on to Central’s website and locate the link in the investor relations section of the website. Alternatively, to listen to the call by telephone, dial 888-680-0865 (domestic) or 617-213-4853 (international) and enter passcode 9979 1913. A replay of the call will be available for three weeks by dialing 888-286-8010 (domestic) and 617-801-6888 (international) and entering passcode 7040 4322.

About Central Garden & Pet

Central Garden & Pet Company is a leading innovator, marketer and producer of quality branded products for the lawn & garden and pet supplies markets. Committed to new product innovation, our products are sold to specialty independent and mass retailers. Participating categories in Lawn & Garden include: Grass seed and the brands PENNINGTON®, SMART SEEDTM and THE REBELS™; wild bird feed and the brand PENNINGTON®; weed and insect control and the brands AMDRO®, SEVIN®, IRONITE® and OVER-N-OUT®; and decorative outdoor patio products and the brands NORCAL®, NEW ENGLAND POTTERY® and MATTHEWS FOUR SEASONS™. We also provide a host of other regional and application-specific garden brands and supplies. Participating categories in Pet include: Animal health and the brands ADAMS™ and ZODIAC®; aquatics and reptile and the brands OCEANIC®, AQUEON™ and ZILLA™; bird & small animal and the brands KAYTEE®, SUPER PET® and CRITTER TRAIL®; dog & cat and the brands TFH®, NYLABONE®, FOUR PAWS®, PINNACLE® and AVODERM®; and equine and the brands FARNAM®, BRONCO® and SUPER MASK®. We also provide a host of other application-specific Pet brands and supplies. Central Garden & Pet Company is based in Walnut Creek, California, and has approximately 4,300 employees, primarily in North America and Europe. For additional information on Central Garden & Pet Company, including access to the Company’s SEC filings, please visit the Company’s website at www.central.com.

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995: The statements contained in this release which are not historical facts, including the potential for incorrect profitable sales, are forward-looking statements that are subject to risks and uncertainties that could cause actual results to differ materially from those set forth in or implied by forward-looking statements. These risks are described in the Central’s Annual Report on Form 10-K, filed November 19, 2010, and Central’s Quarterly Report on Form 10-Q, filed

February 3, 2011, and other Securities and Exchange Commission filings. Central undertakes no obligation to publicly update these forward-looking statements to reflect new information, subsequent events or otherwise.

Contact: Steve Zenker

Investor Relations

Central Garden & Pet Company

925.948.3657

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(Tables Follow)

Central Garden & Pet Company

Condensed Consolidated Statements of Income

(Unaudited)

(In thousands, except per share amounts)

	Three Months Ended		Six Months Ended
	March 26, 2011	March 27, 2010	March 26, 2011	March 27, 2010
Net Sales	$485,724	$441,936	$767,443	$711,172
Cost of Goods Sold and Occupancy	322,455	280,747	521,117	462,214

Gross Profit	163,269	161,189	246,326	248,958

Selling, General and Administrative
Expenses	103,639	100,667	193,179	187,915

Income From Operations	59,630	60,522	53,147	61,043

Interest Expense	(9,343)	(9,814)	(18,382)	(14,758)
Interest Income	60	1	193	11
Other Income (Expense)	204	(206)	(202)	386

Income Before Income Taxes	50,551	50,503	34,756	46,682

Income Taxes	18,190	18,568	12,073	17,166

Income Including Noncontrolling Interest	32,361	31,935	22,683	29,516
Net Income Attributable to Noncontrolling Interest	595	315	509	790

Net Income Attributable to Central Garden & Pet	$31,766	$31,620	$22,174	$28,726

Net Income Per Share:
Basic:	$0.55	$0.49	$0.37	$0.44
Diluted	$0.54	$0.49	$0.37	$0.43

Weighted Average Shares Outstanding
Basic	57,955	63,988	59,447	65,408
Diluted	58,433	64,950	59,961	66,435

Central Garden & Pet Company

Condensed Consolidated Balance Sheets

(Unaudited)

(In thousands)

	March 26, 2011	March 27, 2010	September 25, 2010
Assets
Current Assets:
Cash and Cash Equivalents	$11,186	$27,037	$91,460
Short Term Investments	15,320	—	15,320
Accounts Receivable	327,090	277,354	192,422
Inventories	381,815	330,570	285,964
Other Current Assets	43,655	30,167	42,733

Total Current Assets	779,066	665,128	627,899

Property and Equipment – net	169,731	162, 296	165,281

Goodwill	209,548	208,630	207,319
Other Intangible Assets – Net	87,073	101,007	86,798
Deferred Income Taxes and Other Assets	27,139	58,644	43,587

Total	$1,272,557	$1,195,705	$1,130,884

Liabilities and Equity
Current Liabilities:
Accounts Payable	$163,622	$147,698	$112,611
Accrued Expenses	84,415	88,573	81,418
Current Portion of Long-Term Debt	120	14,957	165

Total Current Liabilities	248,157	251,228	194,194

Long-Term Debt	517,134	400,171	400,106
Other Long-Term Obligations	3,890	4,274	4,441
Total Central Garden & Pet Company Shareholders’ Equity	502,920	539,758	530,696
Non Controlling Interest	456	274	1,447

Total Equity	503,376	540,032	532,143

Total	$1,272,557	$1,195,705	$1,130,884